Exhibit 99.1

RMG NETWORKS CFO WILLIAM COLE TO RETIRE

DALLAS, TX – (Marketwired) – 9/17/2014 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG Networks, a leading provider of technology-driven visual communications solutions, today announced that William G. Cole, 67, has notified the board of directors that for personal health reasons he intends to retire as Executive Vice President, Chief Financial Officer and Principal Accounting Officer effective November 28, 2014. In preparation for Mr. Cole’s planned departure, RMG Networks has begun the search for a permanent chief financial officer.

Executive Chairman Gregory H. Sachs commented, “The entire board and management team joins me in expressing our heartfelt appreciation to Bill who helped guide the organization through a complex business combination and the transition to a public operating company with a completed financial reporting infrastructure. We wish Bill a speedy and full recovery and extend our continued support and well wishes to him and his family.”

Mr. Cole commented, “It has been a privilege to be part of RMG Networks and one of its predecessors for the last 17 years. My priorities, however, have changed, and I will focus on taking care of my health, spending time with my family and doing the things away from the office I have always wanted to do. I will miss not seeing my RMG colleagues on a daily basis, but wish Greg, Bob, Loren and the rest of the team great success in pursuing the dynamic opportunities in front of the company.”

Mr. Cole will remain in his current role full-time until his retirement and has agreed thereafter to remain available in order to facilitate a new CFO’s transition.

About RMG Networks

RMG Networks (NASDAQ: RMGN) helps brands and organizations communicate more effectively using location-based video networks. The company connects brands with target audiences using video advertising networks comprised of over 200,000 display screens, reaching over 100 million consumers each month. The company also builds enterprise video networks that empower organizations to visualize critical data to better run their business. RMG Networks works with over 70% of the Fortune 100. The company is headquartered in Dallas, Texas with offices in the United States, United Kingdom, China, India, Singapore and the U.A.E. For more information, visit http://www.rmgnetworks.com.

Contact:
For RMG Networks Holding Corporation
Investor
Carolyn M. Capaccio
212-838-3777
ir@rmgnetworks.com

or

Media
Julie Rasco
800-827-9666
julie.rasco@rmgnetworks.com

Source: RMG Networks